SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

Shells Seafood Restaurants, Inc.
(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-28258	65-0427966
(Commission File Number)	(IRS Employer Identification No.)

16313 N. Dale Mabry Hwy, Suite 100, Tampa, FL 33618
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (813) 961-0944

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2005, the Board of Directors of Shells Seafood Restaurants, Inc. (the “Company”) approved certain compensation arrangements with respect to certain members of its Board of Directors as described below.

The Company’s Board of Directors approved cash compensation to its non-employee board members in the amount of $10,000 annually per non-employee board member. The cash compensation is to be paid for services rendered in connection with the board members’ service as directors of the Company. The compensation is to be retroactively applied to June 22, 2005 (the date of the Company’s Annual Meeting of Stockholders at which each such non-employee director was re-elected to the Board), payable ratably by fiscal quarter with the first payment to be prorated and paid upon the end of the 2005 third fiscal quarter.

In connection with the Company’s endeavors to appoint an independent financial expert to serve as chairperson of the Company’s Audit Committee (“Audit Chairperson”), the Company’s Board of Directors approved compensation to be paid to the future-appointed independent Audit Chairperson, in addition to the cash compensation described in the above paragraph, as follows: (i) cash compensation of $10,000 annually, payable ratably by fiscal quarter with the first payment to be prorated and paid upon the end of the 2005 third fiscal quarter and (ii) options to acquire 30,000 shares of the Company’s Common Stock in accordance with the Company’s 2002 Employee Incentive Plan.

The remaining components of non-employee director compensation policy remain unchanged from those described in the Company’s Proxy Statement for its 2005 Annual Meeting of Shareholders.

Item 9.01. Financial Statements and Exhibits.

(c)           Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELLS SEAFOOD RESTAURANTS, INC.
(Registrant)

By: /s/ Warren Nelson
       Name: Warren Nelson
       Title: Chief Financial Officer

Dated: July 11, 2005